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[Hecla Logo]

                                                                      Exhibit 99
                                                                         2000-10

                        HECLA CONSIDERS ALTERNATIVES FOR
                         INDUSTRIAL MINERALS SUBSIDIARY

                              FOR IMMEDIATE RELEASE
                                  July 18, 2000

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today announced it has decided to carry out a formal review of its strategic options in regard to Kentucky-Tennessee Clay Company (K-T Clay). The company has recently received a number of expressions of interest in Hecla's industrial minerals subsidiary. Hecla has hired an investment banking firm to assist management in considering possible avenues for growth and other strategies for the 109-year-old mining company, including the potential sale of K-T Clay.

     Hecla Chairman and Chief Executive Officer Arthur Brown said, "There has been some general speculation in the marketplace and the investment community that a sale of K-T Clay is pending. It is true that we have received some expressions of serious interest from several companies interested in buying our subsidiary. Consequently, we have decided to look closely at the worth of K-T Clay and may consider its sale if the proceeds are high enough to bring value to our shareholders." A sale of the K-T Clay subsidiary would allow Hecla to eliminate its bank debt and use cash to take advantage of opportunities to increase precious metals reserves and production. Brown said, "For some time, our investors and the market in general have indicated they would like to see Hecla become a pure play precious metals company and concentrate on growing that side of our business. While it's possible a final decision may not be made for a few months, we have some exciting precious metals opportunities that could be pursued by monetizing the value of K-T Clay." Brown said those opportunities include the potential development of the Saladillo silver/gold property in Mexico, expansion of reserves and production at the La Camorra gold mine in Venezuela and acquisition of other precious metals assets.

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, expects to mine approximately 8 million ounces of silver and 130,000 ounces of gold in 2000. Its precious metals properties are located in Alaska, Idaho, Nevada, Mexico and Venezuela. Hecla is well known as a primary silver production company in the United States.

     Brown said, "During the past century, Hecla has been one of the United States' premier silver producers. We have increased our silver production more than fourfold over the past four years, in anticipation of a future increase in the price of silver. We believe the fundamentals of supply and demand and silver's current deficit situation have brought us closer than


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ever to the time when we should experience a sustained increase in the price of silver. Demand for the metal continues to increase each year, and our position as a producing silver company puts us in good position to benefit from that price increase when it occurs."

     Hecla acquired K-T Clay in 1984, with the merger of Ranchers Exploration and Development Corporation into Hecla. The subsidiary company is headquartered in Nashville, Tennessee, and has ball clay, kaolin and feldspar operations in Tennessee, Kentucky, Georgia, North and South Carolina, Mississippi and Mexico. K-T Clay provides about half of the nation's ball clay, which is used primarily in ceramic and porcelain products, such as sinks, toilets and tiles.

     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

                                      -HL-


  Contact:  Vicki J. Veltkamp, vice president - investor and public relations,
                                  208/769-4144
     Hecla's Home Page can be accessed on the Internet at:
                      http://www.hecla-mining.com